Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-239813, 333-219868, 333-206274, 333-176207, 333-101553, 333-107443, 333-115506, 333-141355 and 333-160866) pertaining to the 2011 Stock Incentive Plan, 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, Parthus Technologies 2000 Share Incentive Plan, Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan, and Amended and Restated 2003 Director Stock Option Plan of CEVA Inc. (formerly ParthusCeva, Inc.) of CEVA, Inc. of our report dated May 6, 2021, with respect to the consolidated financial statements of Intrinsix Corp. for the year ended December 31, 2020, incorporated by reference in this Current Report on Form 8-K/A of CEVA, Inc.

/s/ AAFCPAs, Inc.

Boston, Massachusetts

August 9, 2021